THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SERIES FUND, INC.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

FORM OF

AMENDED AND RESTATED FUND ACCOUNTING AGREEMENT

This Amended and Restated Fund Accounting Agreement (the “Agreement”) is made as of this 1st day of January 2026, by and among Hartford Funds Management Company, LLC (the “Fund Accountant”), a Delaware limited liability company, The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., and Hartford Series Fund, Inc., each a Maryland corporation, and Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (each a “Registrant” and collectively, the “Registrants”). This Agreement is intended to take effect as if entered into between each Registrant on behalf of each of its series, if any (each, a “Fund” and collectively, the “Funds”), severally, and the Fund Accountant and the provisions of this Agreement shall be construed accordingly.

WHEREAS, this Agreement amends and restates that certain Fund Accounting Agreement by and among the Fund Accountant, the Companies, and Private Opportunities Fund, dated December 31, 2014, as amended from time to time;

WHEREAS, the Funds are management investment companies registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) and are currently offering shares of common stock or beneficial interest, as the case may be (such shares, of all series and classes, are hereinafter called the “Shares”); and

WHEREAS, the Funds desire to appoint the Fund Accountant to perform certain accounting services for each Fund and the Fund Accountant desires to accept such appointment; and

WHEREAS, the Fund Accountant is prepared to perform such services on the terms and conditions set forth in this Agreement,

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	TERMS OF APPOINTMENT

Subject to the terms and conditions set forth in this Agreement, the Registrants hereby employ and appoint the Fund Accountant to act as, and the Fund Accountant agrees to act as, accounting services provider for each of the Funds.

The Registrants hereby acknowledge and agree that the Fund Accountant may employ and appoint one or more affiliated or unaffiliated service providers (each, a “Delegate”) to act as sub-agent to perform one or more of the fund accounting services (the “Services”) described in Section 2 of this Agreement. In no event, however, will the appointment of a Delegate affect the obligations of the Fund Accountant under this Agreement; and to the extent any Service is delegated to a Delegate, the Fund Accountant will remain responsible to the Funds under this Agreement for the delivery of that Service by the Delegate, and for oversight of Delegate in the performance of the Service.

2.	SERVICES AS FUND ACCOUNTANT

(a) Maintenance of Books and Records

The Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i)

Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)

General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(iv)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b) Performance of Daily Accounting Services

The Fund Accountant will provide such fund accounting services as the Funds may reasonably request, including:

(i)	Daily pricing of portfolio securities and computing the net asset value and the net income of the Funds in accordance with the Funds’ prospectuses and statements of additional information;

(ii)

Transmitting the net asset value per share of each Fund to the Fund’s transfer agent (the “Transfer Agent”), the Fund’s distributor, and NYSE Arca, Inc., Cboe BZX Exchange, Inc., NASDAQ Stock Market LLC or any other exchange on which an Fund may be listed from time to time, as applicable, and such other entities as directed in writing by a Registrant;

(iii)	Advising each Registrant and the Transfer Agent daily of the total amounts of such net income if directed by an officer of a Registrant;

(iv)	Advising the Transfer Agent periodically of the division of such net income among its various components, if instructed in writing by an officer of a Registrant to do so;

(v)

On each day an Fund is open for the purchase or redemption of beneficial interests in the Fund (“Fund Interests”), computing the number of Fund Interests of each Deposit Security to be included in the current Fund Deposit and the Fund Securities (each, as defined in the Prospectus) and transmitting such information to the NSCC;

(vi)

Reconciling information as to purchases and sales of underlying shares of underlying funds contained in trade instructions and confirmations received by the Fund Accountant and to report promptly any discrepancies to the Transfer Agent;

(vii)	Calculating the dividend and capital gain distributions (including that needed to avoid all Federal excise taxes) and dividend factors, if any;

(viii)	Verifying and reconciling each Fund’s daily trade activity with the Fund’s sub-adviser(s) on a daily basis and the Funds’ custodian on a weekly basis and on each month end;

(ix)

Calculating yields, effective yields, weighted average portfolio maturity, and total returns, as applicable, on all applicable Funds and such other measure(s) of performance as may be reasonably requested by the Funds;

(x)

Reviewing daily the net asset value calculation and dividend factor, if any, for each Fund prior to release to shareholders, checking and confirming the net asset values and dividend factors for reasonableness and deviations, and distributing net asset values and yields to NYSE Arca, Inc., Cboe BZX Exchange, Inc., NASDAQ Stock Market LLC and any other exchange on which an Fund may be listed from time to time, as applicable;

(xi)	Determining unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(xii)	Amortizing premiums and accreting discounts on securities purchased at a price other than face value, if requested by an Fund;

(xiii)	Posting Fund transactions to appropriate categories;

(xiv)	Accruing all necessary and appropriate expenses of each Fund;

(xv)	Determining the outstanding receivables and payables for all (1) security trades; (2) Fund share transactions; and (3) income and expense accounts; and

(xvi)

Preparing the following reports: (1) a current security position report; (2) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); (3) a current cash position report (including cash available from portfolio sales and maturities and sales of an Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); (4) a statement of assets and liabilities; (5) a statement of operations; (6) a statement of changes in net assets; (7) periodic reports to an Fund’s shareholders and the U.S. Securities and Exchange Commission (“SEC”); and (8) such other reports as may be reasonably requested by the Funds from time to time, including with respect to information typically supplied in the investment company industry to companies that track or report the price, performance or other information with respect to investment companies.

(c) Other Services

The Fund Accountant will provide the following services as may be reasonably requested by the Funds:

(i)	Conducting ongoing monitoring of services provided and service levels maintained by Delegates, including review of financial statements and other documents produced by such Delegates;

(ii)	Conducting annual due diligence and compliance reviews of any Delegate and the services provided by such Delegate;

(iii)

Providing the Funds with such assistance as may be necessary in pricing portfolio securities, including assisting in determining the fair value of any securities for which market values are not readily available;

(iv)	Conducting ongoing monitoring of third-party pricing vendors used to value Fund portfolio securities;

(v)	Providing ongoing compliance review and testing of accounting services provided by any Delegate;

(vi)

Maintaining and preserving, as applicable, the records specified in the Fund agreements not maintained by other fund service providers and any other records related to the Funds’ transactions as are required under any applicable state or federal securities laws;

(vii)	Reviewing the appropriateness of and arranging for payment of each Fund’s expenses;

(viii)	Reviewing and confirming the accuracy of the calculations of fees paid to the Funds’ service providers;

(ix)

Providing such assistance to the Funds, the Delegates, the Funds’ Custodian and the Funds’ counsel and auditors as generally may be required to properly carry on the business and operations of the Funds; and

(x)	Providing to the Boards of Directors/Trustees of the Registrants (collectively, the “Board”) such information regarding any Delegate and the Services as may be reasonably requested by the Board.

(d) The Fund Accountant shall provide such other similar services with respect to an Fund as may be reasonably requested by the Funds.

3.	COMPENSATION

For the services provided under this Agreement, the Fund Accountant shall be entitled to the compensation from the Funds as set forth on Schedule A to this Agreement. The Fund Accountant will from time to time employ or associate with such person or persons, including any Delegate, as the Fund Accountant may believe to be appropriate to assist it in the performance of this Agreement. Such person or persons may be officers, or employees who are employed by both the Fund Accountant and the Funds. The compensation of such person or persons, including any Delegate, shall be paid by the Fund Accountant and no obligation may be incurred on behalf of the Funds in such respect.

4.	CONFIDENTIALITY

The Fund Accountant agrees to treat confidentially and as the proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where the Fund Accountant may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

5.	INDEMNIFICATION

The Fund Accountant shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Funds for any action taken or omitted by the Fund Accountant in the absence of bad faith, willful misfeasance or negligence. The Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay, or any other loss whatsoever caused by events beyond its reasonable control.

Any person, even though also an employee or agent of the Fund Accountant, who may be or become an officer, trustee, employee, or agent of the Funds shall be deemed, when rendering services to the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as an employee, or agent or one under the control or direction of the Fund Accountant even though paid by them.

The Registrants agree to indemnify and hold the Fund Accountant harmless from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as amended from time to time) and expenses, including (without limitation) attorneys’ fees and disbursements arising directly or indirectly from any action or thing which the Fund Accountant takes or does or omits to take or do hereunder, provided that the Fund Accountant shall not be indemnified against any liability to the Funds or to their shareholders (or any expenses incident to such liability) arising out of the Fund Accountant’s negligent failure to perform its duties under this Agreement. For clarification, to the extent any obligation to provide indemnification under this Section 5 arises in respect of any Fund, the obligation so to indemnify shall be the obligation of each such Fund, and no other Fund.

6.	TERM

This Agreement shall become effective on September 12, 2025, and may be terminated upon at least sixty (60) days’ written notice to the other party.

7.	NOTICES

All notices and other communications (collectively referred to as a “Notice” or “Notices” in this paragraph) hereunder shall be in writing or by telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to the Fund Accountant, at its address, 690 Lee Road, Wayne, Pennsylvania 19087, Attn: Fund Accounting; (b) if to the Funds, at their principal place of business or (c) if to neither of the foregoing, at such other address as to which the sender shall have been notified by any such Notice or other communication. The Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming electronic mail or facsimile sending device, it shall be deemed to have been given immediately.

8.	FURTHER ACTIONS

Each party agrees to perform or cause to be performed such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

9.	ASSIGNMENT

This Agreement and the rights and duties hereunder shall not be assignable with respect to an Fund by any of the parties hereto except by the specific written consent of the other parties which, in the case of assignment to an affiliate, shall not be unreasonably denied.

10.	AMENDMENTS

This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

11.	GOVERNING STATE LAW

This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York without reference to the conflicts of laws provisions of the law of the State of New York.

12.	MISCELLANEOUS

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

13.	NO EA BENEFICIARIES

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.		HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

By:		By:
Name:	Thomas R. Phillips	Name:	Thomas R. Phillips
Title:	Vice President and Secretary	Title:	Vice President and Secretary

THE HARTFORD MUTUAL FUNDS, INC.		HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

By:		By:
Name:		Name:
Title:		Title:

HARTFORD SERIES FUND, INC.

By
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

Revision History:

Amended and Restated Effective: January 1, 2026

Initially Approved on: December 31, 2014

Previously Amended on: May 19, 2015, December 21, 2015, February 29, 2016, October 21, 2016, November 10, 2016, February 24, 2017, November 16, 2017, March 1, 2019, May 29, 2019, September 30, 2019, January 1, 2020, March 30, 2020, May 1, 2021, July 26, 2023, July 31, 2023, April 29, 2025.

SCHEDULE A

to the Fund Accounting Agreement

FEE SCHEDULE

This Schedule A, as may be amended from time to time, is incorporated into that certain Amended and Restated Fund Accounting Agreement, dated January 1, 2026 (the “Fund Accounting Agreement”), by and among Hartford Funds Management Company, LLC (“HFMC”), and each Registrant.

This Schedule A sets forth the compensation payable by each Fund. Capitalized terms used but not defined on this Schedule A have the meanings given to such terms in the Agreement.

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